Exhibit 23.1

Beijing Office Kerry Center South Tower 1 Guang hua Rd., #2419-2422, Chaoyang Dist., Beijing 100020 T 8610.8518.7992

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of SPI Energy Co., Ltd. on Form S-8 of our report dated June 29, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated balance sheets of SPI Energy Co., Ltd. as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive loss, equity (deficit) and cash flows for each of the three years ended December 31, 2019 and the related notes (collectively referred to as the “financial statements”) appearing in the Annual Report on Form 20-F of SPI Energy Co., Ltd. for the year ended December 31, 2019.

Our report on the consolidated financial statements refers to a change in the method of accounting for lease effective January 1, 2019 due to the adoption of Accounting Standards Codification (“ASC”) Topic 842, Lease (“Topic 842”).

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

Beijing, China

November 12, 2020